Exhibit 4.2

WARRANT AGENT AGREEMENT

WARRANT AGENT AGREEMENT (this “Warrant Agreement”) dated as of November 23, 2021 (the “Issuance Date”) between Advanced Human Imaging Limited., a company incorporated under the laws of the Commonwealth of Australia (the “Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and affiliate, Computershare Trust Company, N.A., a federally chartered trust company (collectively with Computershare, the “Warrant Agent”).

WHEREAS, pursuant to the terms of that certain Underwriting Agreement (“Underwriting Agreement”), dated November 18, 2021, between the Company and Maxim Group., LLC (“Maxim”), as representative of the underwriters set forth therein, the Company is engaged in a public offering (the “Offering”) of up to $12,650,000 of units (the “Units”), with each Unit consisting of (x) two American Depositary Shares (the “ADSs”), each ADS representing seven (7) ordinary share of the Company, no par value per share (the “Ordinary Shares”), and (y) one warrant (the “Warrants”) with each such Warrant representing the right of the holder thereof to purchase one ADS (each, a “Warrant ADS”) for US$5.52 per ADS, subject to adjustment as described herein, plus applicable fees, charges and taxes;

WHEREAS, the ADSs are issuable under the Deposit Agreement dated as of November 18, 2021 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all Owners and Holders (each as defined in the Deposit Agreement) from time to time of the ADSs issued thereunder;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement, No. 333-259090, on Form F-1 (as the same may be amended from time to time, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of, among other securities, the Warrants, the Warrant ADSs, and the Ordinary Shares underlying the Warrant ADSs issuable upon exercise of the Warrants (the “Warrant Shares”), and such Registration Statement was declared effective on November 18, 2021;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in accordance with the terms set forth in this Warrant Agreement in connection with the issuance, registration, registration of transfer and exercise of the Warrants;

WHEREAS, the Company desires to provide for the provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Warrant Agreement (and no implied terms or conditions).

2. Warrants.

2.1 Form of Warrants. The Warrants shall be registered securities in book entry form. The Warrant Agent shall deliver each holder of the Warrants separate certificates in the form of Annex A evidencing Warrants (the “Warrant Certificates”) registered through the DTC system. The transfer, exchange or exercise of the Warrants shall be conducted in accordance with the customary procedures of the Warrant Agent. The Company shall use its best efforts to enable the Warrants be “DTC eligible” so that the interests in the Warrants may be held in book-entry through DTC for the term of the Warrants.

2.1.1 The Company shall provide to the Warrant Agent an opinion of counsel on or prior to the issuance of Warrants to set up a reserve of Warrant ADSs and Warrant Shares for the outstanding Warrants. The opinion shall state that all Warrants, Warrant ADSs and Warrant Shares, as applicable, are, (i) registered under the Securities Act of 1933, as amended, and (ii) validly issued, fully paid and non-assessable.

2.2 Issuance and Registration of Warrants.

2.2.1 Warrant Register. Upon the receipt of all relevant information from the Company or its agents, the Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants.

2.2.2 Issuance of Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue the Warrant Certificates and deliver the Warrants in the DTC book-entry settlement system in accordance with written instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by DTC and (ii) by institutions that have accounts with DTC (each, with respect to a Warrant in its account, a “Participant”).

2.2.3 Beneficial Owner; Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name that Warrant shall be registered on the Warrant Register (the “Holder”, which shall include, if the Warrants are held in “street name”, a Participant or a designee appointed by such Participant) as the absolute owner of such Warrant for purposes of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by DTC governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Warrant evidenced by the Warrant Certificate shall be exercised by the Holder or a Participant through the DTC system.

2.2.4 Execution. The Warrant Certificates shall be executed on behalf of the Company by any authorized officer of the Company (an “Authorized Officer”), which need not be the same authorized signatory for all of the Warrant Certificates, either manually or by facsimile signature. The Warrant Certificates shall be countersigned by an authorized signatory of the Warrant Agent either by manual, electronic or facsimile signature, which need not be the same signatory for all of the Warrant Certificates, and no Warrant Certificate shall be valid for any purpose unless so countersigned. In case any Authorized Officer of the Company that signed any of the Warrant Certificates ceases to be an Authorized Officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be an Authorized Officer of the Company authorized to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an Authorized Officer.

2.2.5 Registration of Transfer. At any time at or prior to the Expiration Date (as defined below), a transfer of any Warrants may be registered and any Warrant Certificate or Warrant Certificates may be split up, combined or exchanged for another Warrant Certificate or Warrant Certificates evidencing the same number of Warrants as the Warrant Certificate or Warrant Certificates surrendered. Any Holder desiring to register the transfer of Warrants or to split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender to the Warrant Agent the Warrant Certificate or Warrant Certificates evidencing the Warrants the transfer of which is to be registered or that is or are to be split up, combined or exchanged and, in the case of registration of transfer, must provide any evidence of authority that may be required by the Warrant Agent, including but not limited to a signature guarantee by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program. Thereupon, the Warrant Agent shall countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Company and the Warrant Agent may require payment, by the Holder requesting a registration of transfer of Warrants or a split-up, combination or exchange of a Warrant Certificate (but, for purposes of clarity, not upon the exercise of the Warrants and issuance of Warrant ADS to the Holder), of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with such registration of transfer, split-up, combination or exchange, together with reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Warrant Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

2.2.6 Loss, Theft and Mutilation of Warrant Certificates. Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Warrant Certificate, and, in case of loss, theft or destruction, of an open penalty surety bond acceptable to the Warrant Agent and holding it and the Company harmless, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Warrant Agent shall, on behalf of the Company, countersign and deliver a new Warrant Certificate of like tenor to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated; provided that no notice is given to the Warrant Agent that such lost, stolen, destroyed or mutilated Warrant Certificate has been acquired by a bona fide purchaser. The Warrant Agent may, at its option, issue replacement Warrant Certificates for mutilated certificates upon presentation thereof without such indemnity. The Warrant Agent may charge the Holder an administrative fee for processing the replacement of lost Warrant Certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. The Warrant Agent may receive compensation from the surety companies or surety agents for administrative services provided to them.

2.2.7 Proxies. The Holder of a Warrant may grant proxies or otherwise authorize any person, including the Participants and beneficial holders that may own interests through the Participants, to take any action that a Holder is entitled to take under this Warrant Agreement or the Warrants.

3. Terms and Exercise of Warrants.

3.1 Exercise Price. Each Warrant shall entitle the Holder, subject to the provisions of the applicable Warrant Certificate and of this Warrant Agreement, to purchase from the Company the number of ADSs stated therein, at the price of US$5.52 per ADS, subject to the subsequent adjustments provided in Section 4 hereof. The term “Exercise Price” as used in this Warrant Agreement refers to the price per ADS at which ADSs may be purchased at the time a Warrant is exercised.

3.2 Duration of Warrants. Warrants may be exercised only during the period (“Exercise Period”) commencing on the Issuance Date and terminating at 5:00 P.M., New York City time (the “close of business”) on November __, 2024 (“Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date.

3.3 Exercise of Warrants.

3.3.1 Exercise and Payment. (a) Subject to the provisions of this Warrant Agreement, a Holder (or a Participant acting on behalf of a Holder in accordance with DTC procedures) may exercise Warrants by delivering to the Warrant Agent, not later than 5:00 P.M., New York City time, on any Business Day during the Exercise Period an election to purchase the Warrant ADSs underlying the Warrants to be exercised (A) in the form included in Annex B to this Warrant Agreement or (B) via an electronic warrant exercise through the DTC system (each, an “Election to Purchase” or “Notice of Exercise”). Within two Trading Days following the delivery of the Election to Purchase, the Holder shall deliver (i) the Warrants to be exercised by (A) surrender of the Warrant Certificate evidencing the Warrants to the Warrant Agent at its office designated for such purpose or (B) delivery of the Warrants to an account of the Warrant Agent at DTC designated for such purpose in writing by the Warrant Agent to DTC from time to time, and (ii) the Exercise Price for each Warrant to be exercised (and, if applicable, any taxes or charges due in connection with the exercise of such Warrants), in lawful money of the United States of America by (A) certified or official bank check or wire transfer from a United States bank payable to the Warrant Agent or (B) payment to the Warrant Agent through the DTC system, unless cashless exercise is applicable.

(b) If any of (i) the Warrants, (ii) the Election to Purchase, or (iii) the Exercise Price therefor (and, if applicable, any taxes or charges due in connection with the exercise of such Warrants), is received by the Warrant Agent on any date after 5:00 P.M., New York City time, or on a date that is not a Trading Day, the Warrants with respect thereto will be deemed to have been received and exercised on the Trading Day next succeeding such date. The “Exercise Date” will be the date on which the Election to Purchase is delivered to the Warrant Agent. However, the Warrants shall not be deemed to be duly exercised if (i) the Warrants and (ii) the Exercise Price therefore are not received by the Warrant Agent on or prior to the second Trading Day following the delivery of the Election to Purchase. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the Holder or Participant, as the case may be, as soon as practicable. “Trading Day” means any day on which the ADSs are traded on the Trading Market, or, if the Trading Market is not the principal trading market for the ADSs, then on the principal securities exchange or securities market in the United States on which the ADSs are then traded. “Trading Market” means any of the following markets or exchanges on which the ADSs are listed or quoted for trading on the date in question: NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

(c) Computershare shall deposit all funds received by it under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”)in the account maintained by Computershare in its name as agent for the Company. The Warrant Agent shall forward funds received for warrant exercises in a given month by the fifth (5th) Business Day of the following month by wire transfer to an account designated by the Company. Until paid pursuant to the terms of this Warrant Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this Section 3.3.1(c), including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

(d) If less than all the Warrants evidenced by a surrendered Warrant Certificate are exercised, the Warrant Agent shall split up the surrendered Warrant Certificate and return to the Holder a Warrant Certificate evidencing the Warrants that were not exercised.

3.3.2 Issuance of Warrant Shares. (a) The Warrant Agent shall, by 11:00 a.m., New York City time, on the Trading Day following the Exercise Date of any Warrant, advise the Company, the transfer agent and registrar for Ordinary Shares and the Depositary, in respect of (i) the number of Warrant Shares indicated on the Election to Purchase as issuable upon such exercise with respect to such exercised Warrants, (ii) the instructions of the Holder or Participant, as the case may be, provided to the Warrant Agent with respect to the delivery of the Warrant ADSs and the number of Warrants that remain outstanding after such exercise and (iii) such other information as the Company or the Depositary shall reasonably request.

(b) The Company shall, by no later than 5:00 P.M., New York City time, on the fourth Trading Day following the Exercise Date of any Warrant, provided the funds in payment of the Exercise Price for each Warrant to be exercised have cleared on or prior to the second Trading Day following the Exercise Date, cause its registrar to deliver the Warrant Shares issuable upon that exercise to the Depositary’s custodian for deposit under the Deposit Agreement and instruct the Depositary to deliver the Warrant ADSs issuable upon that deposit of Warrant Shares as requested in the Election to Purchase.

(c) The Company shall, by no later than 5:00 P.M., New York City time, on the fifth (5th) Trading Day following the Exercise Date of any Warrant, provided the funds in payment of the Exercise Price for each Warrant to be exercised have cleared on or prior to the second Trading Day following the Exercise Date, cause the Depositary to deliver the Warrant ADSs to the Holder pursuant to the Election to Purchase (the “Warrant ADS Delivery Date”).

3.3.3 Valid Issuance. All Ordinary Shares, ADSs and Warrant ADSs shall be validly issued, fully paid and non-assessable. The Company shall provide an opinion of counsel to the Warrant Agent prior to the effective time to set up a reserve of Warrants and related Ordinary Shares. The opinion shall state that all Warrants, Warrant ADSs, or underlying Ordinary Shares, as applicable, are: registered under the Securities Act, or are exempt from such registration, and all appropriate state securities law filings have been made with respect to the Warrants, Warrant ADSs, or underlying Ordinary Shares, as applicable; and validly issued, fully paid and non-assessable

3.3.4 No Fractional Exercise. No fractional Warrant ADSs will be issued upon the exercise of the Warrant, but rather the Company shall adjust the number of Warrant Shares issued up or down to the nearest integral multiple of the number of Ordinary Shares at the time represented by one ADS.

3.3.5 Charges Transfer and Expenses. Issuance of Warrant ADSs shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant ADSs, all of which taxes and expenses shall be paid by the Company, and such Warrant ADSs shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant ADSs are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Depositary fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant ADSs.

3.3.6 Date of Issuance. (a) The Holder shall only be deemed for all corporate purposes to have become the holder of record of the Warrant ADSs on the Exercise Date, except that, if the Exercise Date is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the open of business on the next succeeding date on which the stock transfer books are open. However, it is understood and agreed that Warrant ADSs will not be registered or issued until the Depositary receives notice from its custodian that the Warrant Shares have been deposited under the Deposit Agreement; provided further, however, it is acknowledged and agreed that the Company shall take all reasonable steps to ensure the Warrant ADSs are delivered to the Holder on or prior to the Warrant ADS Delivery Date in accordance with Section 3.3.2(c) hereof and, if the Warrant ADSs are not delivered to the Holder on or prior to the Warrant ADS Delivery Date, the provisions of Section 3.3.9 shall apply.

(b) No exercising Holder, which Holder effected a Warrant Exchange pursuant to Section 2.1.1 prior to the Exercise Date, shall be required to surrender its Warrant to the Warrant Agent, unless such exercise is for the remaining numbers of ADSs issuable upon exercise of such Warrant, in which case the Holder shall deliver the Warrant Certificate to the Warrant Agent within three (3) Business Days.

3.3.7 Restrictive Legend Events; Cashless Exercise Under Certain Circumstances.

(i) The Company shall use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement and the current status of the prospectus included therein or to file and maintain the effectiveness of another registration statement and another current prospectus covering the Warrants and the Warrant Shares at any time that the Warrants are exercisable. The Company shall provide to the Warrant Agent and each Holder prompt written notice of any time that the Company is unable to deliver the Warrant ADSs via DTC transfer or otherwise without restrictive legend because (A) the Commission has issued a stop order with respect to the Registration Statement, (B) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (C) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (D) the prospectus contained in the Registration Statement is not available for the issuance of the Warrant ADSs to the Holder, (E) the Registration Statement or the prospectus contained in the Registration Statement is not current and does not conform to the requirements of the applicable rules and regulations, or the SEC has not declared effective a post-effective amendment to the Registration Statement if one is required to be filed to update the disclosure in the Registration Statement, or (F) otherwise (each a “Restrictive Legend Event”). To the extent that the Warrants cannot be exercised as a result of a Restrictive Legend Event or a Restrictive Legend Event occurs after a Holder has exercised Warrants in accordance with the terms of the Warrants but prior to the delivery of the Warrant ADSs, the Company shall, at the election of the Holder, which shall be given within five (5) days of receipt of such notice of the Restrictive Legend Event, either (A) rescind the previously submitted Election to Purchase and the Company shall return all consideration paid by registered holder for such shares upon such rescission or (B) treat the attempted exercise as a cashless exercise as described in paragraph (ii) below and refund the cash portion of the exercise price to the Holder.

(ii) If a Restrictive Legend Event has occurred, the Warrant shall only be exercisable on a cashless basis. Notwithstanding anything herein to the contrary, other than the rights of any Holder to receive cash payments pursuant to Section 3.3.9 herein, the Company shall not be required to make any cash payments or net cash settlement to the Holder in lieu of delivery of the Warrant ADSs. Upon a “cashless exercise”, the Holder shall be entitled to receive the number of Warrant ADSs equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the ADSs on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X)	= the number of Warrant ADSs that would be issuable upon exercise of the Warrant in accordance with the terms of the Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If the Warrant ADSs are issued in such a cashless exercise, the Company acknowledges and agrees that, in accordance with Section 3(a)(9) of the Securities Act, the Warrant ADSs shall take on the registered characteristics of the Warrants being exercised and the Company agrees not to take any position contrary thereto. Upon receipt of an Election to Purchase for a cashless exercise, the Warrant Agent will promptly deliver a copy of the Election to Purchase to the Company to confirm the number of Warrant ADSs issuable in connection with the cashless exercise. The Company shall calculate and transmit to the Warrant Agent in a written notice, and the Warrant Agent shall have no duty, responsibility or obligation under this section to calculate, the number of Warrant ADSs issuable in connection with any cashless exercise. The Warrant Agent shall be entitled to rely conclusively on any such written notice provided by the Company, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with such written instructions or pursuant to this Warrant Agreement.

Notwithstanding anything herein to the contrary, on the Expiration Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 3.3.7.

For purposes of this Warrant Agreement the term “VWAP” shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on a Trading Market, the daily volume weighted average price of the ADSs for such date (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per the ADSs so reported, or (d) in all other cases, the fair market value of a ADSs as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on a Trading Market, the bid price of the ADSs for the time in question (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per ADS so reported, or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

3.3.8 Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant ADSs issuable in connection with any exercise, the Company shall promptly deliver to the Holder the number of Warrant ADSs that are not disputed.

3.3.9 Compensation for Buy-In on Failure to Timely Deliver Warrant ADSs Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Depositary to transmit to the Holder the Warrant ADSs in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant ADS Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, ADSs to deliver in satisfaction of a sale by the Holder of the Warrant ADSs which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the ADSs so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant ADSs that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant ADSs for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of ADSs that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases ADSs having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Warrant with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver ADSs upon exercise of the Warrant as required pursuant to the terms of this Warrant Agreement. The Warrant Agent shall have no liability for the Company’s failure to deliver to the Holders the Warrant ADSs as set forth in this Section 3.3.9.

In addition, if the Company fails for any reason to deliver to the Holder the Warrant ADSs subject to a Notice of Exercise by the Warrant ADS Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant ADSs subject to such exercise (based on the VWAP of the ADSs on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after the Warrant ADS Delivery Date) for each Trading Day after such Warrant ADS Delivery Date until such Warrant ADSs are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as the Warrants remains outstanding and exercisable.

3.3.10 A Holder shall not have the right to exercise any portion of a Warrant to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares held by the Holder and its Attribution Parties plus the number of Ordinary Shares underlying such Warrant ADSs issuable upon exercise of Warrants with respect to which such determination is being made, but shall exclude the number of Ordinary Shares underlying Warrant ADSs which would be issuable upon (i) exercise of the remaining, nonexercised portion of any Warrants beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3.3.10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section applies, the determination of whether a Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of a Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether a Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of a Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3.3.10in determining the number of outstanding Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Depositary setting forth the number of Ordinary Shares outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares were reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any Warrants, 9.99%) of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares underlying the Warrant ADSs issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3.3.10, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares upon exercise of a Warrant held by the Holder and the provisions of this Section 3.3.10shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.3.10 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of any Warrant.

3.3.11 The Company shall pay all Warrant Agent and Depositary fees required for timely processing of any Election to Purchase and all fees to DTC (or another established clearing corporation performing similar functions) required for electronic issuance and delivery of the Warrant ADSs for timely delivery of Warrant ADSs on or prior to the Warrant ADSs Delivery Date. The Company shall pay all applicable fees and expenses of the Depositary in connection with the issuance of the Warrants ADSs hereunder.

4. Adjustments.

4.1 Adjustment upon Subdivisions or Combinations. In a consolidation of the Company’s ordinary capital – the number of Warrants will be consolidated in the same ratio as the ordinary capital and the Exercise Price will be amended in inverse proportion to that ratio. In a sub-division of the Company’s ordinary capital – the number of Warrants will be sub-divided in the same ratio as the ordinary capital and the Exercise Price will be amended in inverse proportion to that ratio. In a return of capital on Ordinary Shares – the number of Warrants will remain the same, and the Exercise Price of each Warrant will be reduced by the same amount as the amount of cash or value of shares, securities, or other property returned in relation to each Ordinary Share, multiplied by the number of Ordinary Shares represented by each ADS (the “ADS Ratio”). In a reduction of the Company’s capital by a cancellation of paid up capital that is lost or not represented by available assets where no securities are cancelled – the number of Warrants and the Exercise Price of each Warrant will remain unaltered. In a pro rata cancellation of the Company’s capital on Ordinary Shares – the number of Warrants will be reduced in the same ratio as the ordinary capital and the Exercise Price of each Warrant will be amended in inverse proportion to that ratio. In any other case – the number of Warrants or the Exercise Price, or both, will be reorganized in accordance with the listing rules of the ASX, as amended (the “ASX Listing Rules”) so that the holder of the Warrants will not receive a benefit that holders of Ordinary Shares do not receive.

4.2 Bonus Shares and Share Dividends. If there is a pro-rata bonus issue to be paid only in Ordinary Shares, to the holders of issued Ordinary Shares, the number of Warrant ADSs upon exercise will be increased by the number of ADSs which the holder of the Warrant would have received if the Warrant had been exercised before the record date for the bonus issue.

4.3 Pro Rata Distribution. If there is a pro-rata offer of Ordinary Shares (other than a bonus issue) to the holders of Ordinary Shares, the Exercise Price will be reduced in accordance with the following formula:

O’ = O - E[ [P – (S + D)]

N + 1

Where:

O’ is the new Exercise Price

O is the old Exercise Price

E is the number of Ordinary Shares underlying the Warrant ADSs into which one Warrant is exercisable

P is the volume weighted average market price per Ordinary Share on the Australian Securities Exchange (“ASX”) over the 5 ASX trading days ending on the ASX trading day before the ex rights or ex entitlement date for the pro rata issue

S is the subscription price for one Ordinary Share under the pro rata offer

D is the dividend (if any) due but not yet paid on an existing Ordinary Shares which will not be paid on the new Ordinary Shares to be issued in the pro rata issue

N is the number of Ordinary Shares that must be held on the record date for the pro rata issue to receive a right or entitlement to subscribe for one new Ordinary Share.

For the avoidance of doubt, if the formula results in no decrease in the Exercise Price then the Exercise Price remains unchanged.

4.4 Change in ADS Ratio. If after the Issuance Date the ADS Ratio is increased or reduced, then the number of Warrant ADSs to be provided on exercise of a Warrant will be reduced or increased (respectively) in inverse proportion to the change in the Ordinary Shares per ADS and the Exercise Price per Warrant will be increased or reduced (respectively) in proportion to the change in Ordinary Shares per ADS, so that the total number of Warrant ADSs underlying the Warrants and the aggregate Exercise Price for all Warrants remain unchanged.

4.5 Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding. For avoidance of doubt, the Warrant Agent shall have no obligation under any section of this Agreement to determine whether an event requiring an adjustment has occurred or to calculate any of the adjustments set forth herein. The Company hereby agrees that it will provide the Warrant Agent with prompt notice of any such adjustments. The Company further agrees that it will provide to the Warrant Agent with any new or amended exercise terms, including any resulting adjustment to the number of Warrants or the number of ADSs subject to each Warrant and setting forth a brief statement of the facts requiring such adjustment.

4.6 Notices to Holder.

4.6.1 Adjustment. Whenever the Exercise Price, the number of ADSs the subject of each Warrant, or the number of Warrants is adjusted pursuant to any provision of this Section 4, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrants or the number of ADSs subject to each Warrant and setting forth a brief statement of the facts requiring such adjustment.

4.6.2 Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the ordinary Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company (or any of its Subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

5. Restrictive Legends; Fractional Warrants.

In the event that a Warrant Certificate surrendered for transfer bears a restrictive legend, the Warrant Agent shall not register that transfer until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the Warrants must also bear a restrictive legend upon that transfer. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the transfer of or delivery of a Warrant Certificate for a fraction of a Warrant.

6. Expense Reimbursement. The Company shall reimburse the Holder, upon the Holder’s request, for any reasonable fees charged to the Holder by the Depositary in connection with the issuance or holding or sale of ADSs, Warrant ADSs and/or Ordinary Shares.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. Except as otherwise specifically provided herein, a Holder, solely in its capacity as a holder of Warrants, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a Holder, solely in its capacity as the registered holder of Warrants, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of share capital, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights or rights to participate in new issues of shares, or otherwise, prior to the issuance to the Holder of the Warrant ADSs which it is then entitled to receive upon the due exercise of Warrants.

7.2 Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

8. Concerning the Warrant Agent and Other Matters.

8.1 (a) Whether or not any Warrants are exercised, the Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Warrant Agent, to reimburse the Warrant Agent for all of its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Warrant Agreement and the exercise and performance of its duties hereunder.

(b) All amounts owed by the Company to the Warrant Agent under this Warrant Agreement are due within 30 days of the invoice date. Delinquent payments are subject to a late payment charge of one and one-half percent (1.5%) per month commencing 45 days from the invoice date. The Company agrees to reimburse the Warrant Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

(c) No provision of this Warrant Agreement shall require Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Warrant Agreement or in the exercise of its rights.

8.2 As agent for the Company hereunder the Warrant Agent:

(a) shall have no duties or obligations other than those specifically set forth in this Warrant Agreement or as may subsequently be agreed to in writing by the Warrant Agent and the Company;

(b) shall have no obligation to effect any delivery of Warrant ADSs other than to instruct the Depositary with respect to that delivery;

(c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of the Warrants or any Warrant Shares or Warrant ADSs;

(d) shall not be obligated to take any legal action under this Warrant Agreement; if, however, the Warrant Agent determines to take any legal action under this Warrant Agreement, and where the taking of such action might, in its judgment, subject or expose it to any expense or liability it shall not be required to act unless it has been furnished with an indemnity satisfactory to it;

(e) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Warrant Agent and believed by it to be genuine and to have been signed by the proper party or parties;

(f) shall not be liable or responsible for any recital or statement contained in the Registration Statement or any other documents relating thereto, this Warrant Agreement or any Warrant Certificate except as to its countersignature thereof, or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only;

(g) shall not have any liability for or be under any responsibility in respect of the validity of this Warrant Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the legality or validity or execution of any Warrant Certificate (including in the case of book entry shares, by notation in book entry accounts reflecting ownership), except its countersignature thereof; nor shall it be responsible for any breach by the Company of any covenant or failure by the Company to satisfy any condition contained in this Warrant Agreement or in any Warrant Certificate; nor shall it be liable or responsible for modification by or order of any court, tribunal, or governmental authority in connection with the foregoing, any change in the exercisability of the Warrant ADSs or any adjustment required under this Warrant Agreement or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment;

(h) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Warrants, including without limitation obligations under this Warrant Agreement and applicable securities laws;

(i) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to its duties as Warrant Agent covered by this Warrant Agreement (or supplementing or qualifying any such actions) of officers of the Company, and is hereby authorized and directed to accept instructions with respect to any matter arising in connection with the performance of its duties hereunder from the Company or counsel to the Company and/or the Warrant Agent. Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken or omitted by Warrant Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. In addition, the Warrant Agent may apply to the Company, for advice or instructions in connection with the Warrant Agent’s duties hereunder, and the Warrant Agent shall not be liable for any delay in acting while waiting for those instructions; any applications by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Warrant Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Warrant Agent and its agents and subcontractors shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than five Business Days after the date such application is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted. Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company;

(j) may consult with counsel satisfactory to the Warrant Agent and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in accordance with the advice or opinion of such counsel;

(k) may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company, to Holders or any other person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence or willful misconduct in the selection and continued employment thereof (which gross negligence or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction);

(l) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person;

(m) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof; and Warrant Agent may, after consulting with the Company to the extent practical, consult with foreign counsel, the fees and expenses of which shall be at the Company’s expense, to resolve any foreign law issues that may arise as a result of the Company or any other party being subject to the laws or regulations of any foreign jurisdiction;

(n) (and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Warrant Agent) may buy, sell or deal in any of the Warrant ADSs or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for the Company or for any other person; and

(o) shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Warrant Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 8.10 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.3 (a) In the absence of gross negligence or willful misconduct on its part (which gross negligence or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), the Warrant Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Warrant Agreement. Anything in this Warrant Agreement to the contrary notwithstanding, in no event shall Warrant Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of or has foreseen the possibility of such losses or damages and regardless of the form of action. Any liability of the Warrant Agent will be limited in the aggregate to the amount of fees (but not reimbursed costs, charges or expenses) paid by the Company hereunder for the twelve (12) months preceding the event for which recovery from the Warrant Agent is being sought. The Warrant Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, shortage of supply, breakdowns or malfunctions, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, epidemics, pandemics, acts of God or similar occurrences.

(b) In the event any question or dispute arises with respect to the proper interpretation of the Warrants or the Warrant Agent’s duties under this Warrant Agreement or the rights of the Company or of any Holder, the Warrant Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may, but shall not be required to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Warrant Agent and executed by the Company and each such Holder. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Holders and all other persons that may have an interest in the settlement.

(c) The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company on behalf of any Holder.

8.4 The Company covenants to indemnify the Warrant Agent and hold it harmless from and against loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) that may be paid, incurred or suffered by it, or which it may become subject, without gross negligence or willful misconduct on the part of the Warrant Agent (which gross negligence or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered, or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Warrant Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder. The provisions under Sections 8.1, 8.2, 8.3 and this Section 8.4 shall survive the expiration of the Warrant ADSs and the termination of this Warrant Agreement and the resignation, replacement or removal of the Warrant Agent. The costs and expenses incurred in enforcing this right of indemnification shall be borne by the Company.

8.5 Unless terminated earlier by the parties hereto, this Warrant Agreement shall terminate ninety (90) days after the earlier of the Expiration Date and the date on which no Warrants remain outstanding (the “Termination Date”). On the Business Day following the Termination Date, the Agent shall deliver to the Company any entitlements, if any, held by the Warrant Agent under this Warrant Agreement. The Agent’s right to be indemnified and held harmless and to be reimbursed for fees, charges and out-of-pocket expenses as provided in this Section 8 shall survive the termination of this Warrant Agreement.

8.6 If any provision of this Warrant Agreement shall be held illegal, invalid, or unenforceable by any court, this Warrant Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement among the parties to it to the full extent permitted by applicable law; provided, however, that if such excluded provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.

8.7 The Company represents and warrants that (a) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, (b) the offer and sale of the Warrants and the execution, delivery and performance of all transactions contemplated thereby (including this Warrant Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of association, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Warrant Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, (d) the Warrants will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the offering of the Warrants.

8.8 In the event of inconsistency between this Warrant Agreement and the descriptions in the Registration Statement, as they may from time to time be amended, the terms of this Warrant Agreement shall control.

8.9 Set forth in Annex C hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Warrant Agreement and the Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Warrant Agreement (collectively, the “Authorized Representatives”). The Warrant Agent shall be fully authorized and protected in relying upon the advice or instructions received from any such Authorized Representatives.

8.10 Except as expressly set forth elsewhere in this Warrant Agreement, all notices, instructions and communications under this Warrant Agreement shall be in writing, by overnight delivery service, first-class mail, postage prepaid, properly addressed shall be effective when sent and shall be addressed, if to the Company, to its address set forth beneath its signature to this Warrant Agreement, or, if to the Warrant Agent, to:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

or to such other address of which a party hereto has notified the other party; and, if to a Holder made if sent by first-class mail, postage prepaid, or overnight delivery service, addressed to such Holder at the last address of such Holder set forth for such holder in the Warrant Register.

8.11 (a) This Warrant Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings relating to or arising from, directly or indirectly, this Warrant Agreement may be litigated in courts located within the Borough of Manhattan in the City and State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Warrant Agreement.

(b) This Warrant Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Warrant Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by Warrant Agent to any affiliate of Warrant Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Warrant Agent or the Company shall not be deemed to constitute an assignment of this Warrant Agreement.

(c) No provision of this Warrant Agreement may be amended, modified or waived, except in a written document signed by both parties. The Company and the Warrant Agent may amend or supplement this Warrant Agreement without the consent of any Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the Holders in any material respect. All other amendments and supplements shall require the vote or written consent of Holders of at least 50.1% of the then outstanding Warrants, provided, however, that no modification of the terms (including but not limited to the adjustments described in Section 4 herein) upon which the Warrants are exercisable (including by cashless exercise or the rights of the holders of Warrants to receive payments in cash from the Company, including, without limitation, pursuant to Section 3.3.9 of the Warrant, or no reduction of the percentage required for consent to modification of this Warrant Agreement or no requirement for a holder of Warrants in book entry or electronic form held through DTC to deliver any ink-original Election to Purchase or any medallion guarantee (or other type of guarantee or notarization) of an Election to Purchase or no or to modification of the terms of the beneficial ownership limitation in Section 3.3.10 or reimbursement to the Holder pursuant to Section 6 may be made without the consent of the Holder of each outstanding Warrant affected thereby. As a condition precedent to the Warrant Agent executing any amendment or supplement, the Company shall deliver a certificate from an Authorized Representative which states that the proposed supplement or amendment is in compliance with the terms of this Section 8.11(c). Notwithstanding anything in this Warrant Agreement to the contrary, the Warrant Agent shall not be required to execute any supplement or amendment to this Warrant Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Warrant Agreement.

8.12 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares or Warrant ADSs upon the exercise of Warrants, but the Company may require the Holders to pay any transfer taxes in respect of the Warrants or such shares. The Warrant Agent may refrain from registering any transfer of Warrants or any delivery of any Warrant ADSs unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax or charge, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax or charge, if any, has been paid.

8.13 Resignation of Warrant Agent.

8.13.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company, or such shorter period of time agreed to by the Company. The Company may terminate the services of the Warrant Agent, or any successor Warrant Agent, after giving thirty (30) days’ notice in writing to the Warrant Agent or successor Warrant Agent. In the event any transfer agency relationship in effect between the Company and the Warrant Agent terminates, the Warrant Agent will be deemed to have resigned automatically and be discharged from its duties under this Warrant Agreement as of the effective date of such termination, If the office of the Warrant Agent becomes vacant by resignation, termination or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent, then the Warrant Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a successor Warrant Agent at the Company’s cost. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent (but not including the initial Warrant Agent), whether appointed by the Company or by such court, shall be a person organized and existing under the laws of any state of the United States of America, in good standing, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed, and except for executing and delivering documents as provided in the sentence that follows, the predecessor Warrant Agent shall have no further duties, obligations, responsibilities or liabilities hereunder, but shall be entitled to all rights that survive the termination of this Warrant Agreement and the resignation or removal of the Warrant Agent, including but not limited to its right to indemnity hereunder. If for any reason it becomes necessary or appropriate or at the request of the Company, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder, except the rights and immunities retained by the predecessor Warrant Agent under the terms hereof; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver at the expense of the Company any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.13.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the ADSs not later than the effective date of any such appointment.

8.13.3 Merger or Consolidation of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated or any person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party or any person succeeding to the shareowner services business of the Warrant Agent or any successor Warrant Agent shall be the successor Warrant Agent under this Warrant Agreement, without any further act or deed. For purposes of this Warrant Agreement, “person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

9. Miscellaneous Provisions.

9.1 Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.

9.2 Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purpose for inspection by any Holder. Prior to such inspection, the Warrant Agent may require any such holder to provide reasonable evidence of its interest in the Warrants.

9.3 Counterparts. This Warrant Agreement may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.4 Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.5 Further Assurance. The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Warrant Agreement.

9.6 ASX and ASIC Requirements. On or before the Warrant ADS Delivery Date, the Company shall, subject to the Corporations Act 2001 (Cth) ("Corporations Act") and the ASX Listing Rules: (i) issue and allot the Warrant Shares underlying the Warrants ADSs being exercised to the Depositary’s custodian; (ii) issue an ASX Appendix 2A in respect of such Warrant Shares and do all things reasonably necessary to apply to ASX for official quotation (as that expression is used in the ASX Listing Rules) of those Warrant Shares; and (iii) either (a) issue a cleansing statement under section 708A(5)(e) of the Corporations Act within five Business Days of the date of issue of the Warrant Shares or (b) use best efforts on or before the issuance of the Warrant Shares, but in any event no later than twenty (20) Business Days after the date of issue, lodge a prospectus with Australian Securities and Investments Commission ("ASIC") which qualifies the Warrant Shares for resale under section 708A(11) of the Corporations Act.

9.7. Definitions. In addition to the terms defined elsewhere in this Warrant Agreement, the following terms have the meanings indicated in this Section 9.7:

9.7.1. “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

9.7.2. “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

9.7.3. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

9.7.4. “Ordinary Share Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

9.7.5. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

9.7.6. “Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

9.8. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

9.9. Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will have sufficient number of shares to provide for the issuance of the Warrant ADSs and the underlying Ordinary Shares upon the exercise of any purchase rights under the Warrant. The Company further covenants that its issuance of the Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant ADSs upon the exercise of the purchase rights under the Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant ADSs and the underlying Ordinary Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the ASX or the Trading Market upon which the ADS or Ordinary Shares may be listed. The Company covenants that all Warrant ADSs and the underlying Ordinary Shares which may be issued upon the exercise of the purchase rights represented by the Warrant will, upon exercise of the purchase rights represented by the Warrant and payment for such Warrant ADSs in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in the Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant ADSs and the underlying Ordinary Shares upon the exercise of the Warrant and (ii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under the Warrant. Before taking any action which would result in an adjustment in the number of Warrant ADSs for which the Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

9.10 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

9.11. Nonwaiver and Expenses. The Company and Warrant Agent acknowledge and agree that no course of dealing or any delay or failure to exercise any right hereunder on the part of Participant shall operate as a waiver of such right or otherwise prejudice the Participants’ rights, powers or remedies. Without limiting any other provision of the Warrant and this Warrant Agreement, if the Company willfully and knowingly fails to comply with any provision of the Warrant or this Warrant Agreement, which results in any material damages to the Participant, the Company shall pay to the Participant such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

9.12. Limitation of Liability. The Company and Warrant Agent acknowledge and agree that no provision hereof, in the absence of any affirmative action by the Participant to exercise the Warrant to purchase Warrant ADSs, and no enumeration herein of the rights or privileges of the Participant, shall give rise to any liability of the Participant for the purchase price of any ADSs or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

9.13. Remedies. The Company and Warrant Agent acknowledge and agree that the Participant, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under the Warrant and this Warrant Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of the Warrant and this Warrant Agreement and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

9.14. Currency. Unless otherwise indicated, all dollar amounts referred to in this Warrant Agreement are in United States Dollars. All amounts owing under this Warrant Agreement shall be paid in US Dollars. All amounts denominated in other currencies shall be converted in the US Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into US Dollars pursuant to this Warrant Agreement, the US Dollar exchange rate as published in the Wall Street Journal (NY edition) on the relevant date of calculation.

9.15. Severability. Subject to Section 8.6, wherever possible, each provision of the Warrant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Agreement shall be prohibited by or invalid under applicable law (including the ASX Listing Rules), such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

ADVANCED HUMAN IMAGING LIMITED.

By:	/s/
Name:	Vlado Bosanac

Title: Chief Executive Officer

Address for notices:
71-73 South Perth Esplanade, Unit 5
South Perth, WA 6151
Australia

Attention:
Telephone:
Facsimile:
E-mail:

Computershare Inc.,
Computershare Trust Company, N.A.,
As Warrant Agent

By:
Name:
Title:

Annex A Form of Warrant Certificates

Annex B Election to Purchase

Annex C Authorized Representatives

Annex D Form of Warrant Certificate Request Notice

ANNEX A

[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

ADVANCED HUMAN IMAGING LIMITED
WARRANT CERTIFICATE
NOT EXERCISABLE AFTER NOVEMBER __, 2024

This certifies that the person whose name and address appears below, or registered assigns, is the registered owner of the number of Warrants set forth below. Each Warrant entitles its registered holder to purchase from ADVANCED HUMAN IMAGING LIMITED, a company incorporated under the laws of the Commonwealth of Australia (the “Company”) at any time prior to 5:00 P.M. (New York City time) on November __, 2024, at the designated office of Computershare Inc. and Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”) set forth below, one American Depositary Share (each, an “ADS”), each ADS representing seven (7) ordinary shares, no par value per share, of the Company (each, a “Share” and collectively, the “Shares”), at price of US$____ per whole ADS, subject to possible adjustments as provided in the Warrant Agreement (as defined below). The Company will pay the issuance fee for each ADS issued pursuant to the Warrants to the Depositary under the Deposit Agreement dated as of November __, 2021 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary, and all Owners and Holders (each as defined in the Deposit Agreement) from time to time of the ADSs issued thereunder.

This Warrant Certificate, with or without other Warrant Certificates, upon surrender at the designated office of the Warrant Agent, may be exchanged for another Warrant Certificate or Warrant Certificates evidencing the same number of Warrants as the Warrant Certificate or Warrant Certificates surrendered. A transfer of the Warrants evidenced hereby may be registered upon surrender of this Warrant Certificate at the designated office of the Warrant Agent by the registered holder in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, a signature guarantee, and such other and further documentation as the Warrant Agent may reasonably request and duly stamped as may be required by the laws of the State of New York and of the United States of America.

The terms and conditions of the Warrants and the rights and obligations of the holder of this Warrant Certificate are set forth in the Warrant Agent Agreement dated as of November __, 2021 (the “Warrant Agreement”) between the Company and the Warrant Agent. A copy of the Warrant Agreement is available for inspection during business hours at the office of the Warrant Agent.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by an authorized signatory of the Warrant Agent.

WITNESS the facsimile signature of a proper officer of the Company.

ADVANCED HUMAN IMAGING LIMITED.

By:
Name:
Title:

Dated: _____, 2021
Countersigned

__________________________________,
As Warrant Agent

By:
Name:
Title:

PLEASE DETACH HERE

Certificate No.:_________ Number of Warrants:__________

WARRANT CUSIP NO.: _________

ADVANCED HUMAN IMAGING LIMITED.

[Name & Address of Holder]	__________________________, Warrant Agent

By mail:

By hand or overnight courier:

ANNEX B

[Form of Election to Purchase]

(To Be Executed Upon Exercise Of Warrants not evidenced by a Global Certificate)

The undersigned hereby irrevocably elects to exercise the right, represented by Warrants evidenced by this Warrant Certificate, to receive ADSs and herewith tenders payment for such ADSs to the order of [_____________], in the amount of US$ in accordance with the terms hereof.

OR

[In cases where cashless exercise is permitted under the Warrant Agreement] — The undersigned hereby irrevocably elects to exercise the right, represented by Warrants evidenced by this Warrant Certificate, to receive ADSs (before giving effect to the cashless exercise provisions) and herewith agrees to make payment therefor pursuant to the cashless exercise provisions of the Warrant Agreement, all on the terms and the conditions specified in the Warrant Agreement.

The undersigned requests that a certificate for such ADSs be registered in the name of ,whose address is and that such certificate be delivered to whose address is

If the number of Warrants being exercised hereby is less than all the Warrants evidenced by this Warrant Certificate, the undersigned requests that a new Warrant Certificate representing the remaining unexercised Warrants be registered in the name of , whose address is and that such certificate be delivered to whose address is

Date:

(Signature of holder)

Place signature guarantee stamp here:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Warrant Agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Warrant Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ANNEX C

AUTHORIZED REPRESENTATIVES

Name	Title	Signature

ANNEX D

Annex D: Form of Warrant Certificate Request Notice

WARRANT CERTIFICATE REQUEST NOTICE

To: ___________________ as Warrant Agent for Advanced Human Imaging Limited. (the “Company”)

The undersigned Holder of Series _____ American Depositary Share Purchase Warrants (“Warrants”) in the form of Global Warrants issued by the Company hereby elects to receive a Warrant Certificate evidencing the Warrants held by the Holder as specified below:

1. Name of Holder of Warrants in form of Global Warrants:

2. Name of Holder in Warrant Certificate (if different from name of Holder of Warrants in form of Global Warrants)_________________________

3. Number of Warrants in name of Holder in form of Global Warrants: ___________________

4. Number of Warrants for which Warrant Certificate shall be issued: __________________

5. Number of Warrants in name of Holder in form of Global Warrants after issuance of Warrant Certificate, if any: ___________

6. Warrant Certificate shall be delivered to the following address:

The undersigned hereby acknowledges and agrees that, in connection with this Warrant Exchange and the issuance of the Warrant Certificate, the Holder is deemed to have surrendered the number of Warrants in form of Global Warrants in the name of the Holder equal to the number of Warrants evidenced by the Warrant Certificate.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date: